Exhibit 99.1

Contact:  Mike Schuh  425-951-1224

SONOSITE ACHIEVES 9% OPERATING MARGINS IN SPITE OF A 10% REVENUE DECLINE IN FY 2009

Q4 2009 Operating Income Grows 117% as Operating Margins Hit 15.4% Excluding
Non-recurring Items

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – February 11, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the fourth quarter and year ended December 31, 2009.

REVENUE

Revenues in the fourth quarter of 2009 were $69.7 million, a decrease of 1% compared to the fourth quarter of 2008. Full year of 2009 revenues were $227.4 million, down 7% versus full year of 2008.

Revenues for the partial year acquisition of CardioDynamics were $4.2 million for the fourth quarter and $7.1 million for the full year of 2009.

Excluding partial year revenues from CDIC, SonoSite fourth quarter revenues were $65.5 million, down 7% versus the fourth quarter of 2008. Full year revenues excluding CDIC were $220.3 million, a decrease of 10% compared to 2008.

Changes in foreign currency rates increased worldwide revenues by 4% in the fourth quarter and decreased revenues by 2% for the full year.

OPERATING INCOME AND CASH FLOW

Fourth Quarter Results
Fourth quarter operating income was $6.8 million, an increase of 46% compared to the fourth quarter of 2008. Operating income for the fourth quarter 2009 included charges from CDIC of $3.3 million, related to operating results as well as acquisition and integration.

Excluding CDIC, operating income in the fourth quarter of 2009 was $10.1 million, an increase of 117% compared to the fourth quarter of 2008. Operating margins reached 15.4% for the quarter.

Full Year Results
For the full year of 2009, operating income was $13.7 million, including charges from CDIC of $6.9 million; a decrease of 39% compared to the full year of 2008.

Excluding CDIC, full year of 2009 operating income was $20.6 million, down 8% versus the full year of 2008 on a $24 million or 10% revenue decline versus full year 2008.

Cash Flow
Operating cash flow was $15.3 million for the quarter and $24.4 million for the full year of 2009, as compared to $11.2 million and $29.2 million for the comparable periods of 2008. Operating cash flow for the full year of 2009 reflects the $21 million received to settle a patent dispute in the fourth quarter.

Net income
For the fourth quarter of 2009, the Company recorded net income of $2.2 million or $0.12 per share, compared to $6.0 million or $0.34 per share in 2008.  For the full year of 2009, net income was $3.2 million or $0.18 per share compared to $11.2 million or $0.64 per share for the full year of 2008. Excluding non-recurring items such as bond gains, acquisition expenses, and patent royalty revenue, net income would have been $0.36 per share for the full year of 2009 or essentially even with 2008.

COMMENTARY

“In a very tough year we simply got stronger as a company, improving our operating model and tightening our capital allocation process,” said Kevin M. Goodwin, SonoSite President and CEO. “We successfully integrated CardioDynamics which included significant changes to their sales force during the fourth quarter, while successfully closing out our litigation matters and achieving 9% operating margins, a level similar to 2008, despite core revenues falling by $24 million or 10%.”

“With a difficult year behind us we are stronger and more focused on growth initiatives for 2010 and beyond. We have leaned out our ‘SG&A structure’ and are deploying our strategy across four key vertical markets,” said Mr. Goodwin.

“We have also initiated market development in cardiovascular disease management markets enabling us to expand our role in the cardiovascular health marketplace.”

“Additionally, we are at work on revising our capital structure with the recently announced “Dutch Auction” tender offer to repurchase $100 million of our shares. Following a two year evaluation of investment alternatives, it became clear to us that investing in our own stock was our best choice,” Mr. Goodwin further commented.

As of December 31, 2009, the company held $257.7 million in cash and investments and had outstanding senior convertible notes of $114.7 million for net liquidity of $143.0 million.

2010 FINANCIAL OUTLOOK

The company provided the following guidance:
▪	Revenue growth of up to 10%
▪	Level gross margin
▪	Operating margin of 11 – 13%

NON-GAAP MEASURES

This release includes a discussion of management measures that are non-GAAP. We believe it is useful for investors to understand the comparison of operating results in 2009 versus 2008 by eliminating the impact of the CDIC related charges, convertible debt repurchase, and partial year  patent royalty revenues using non-GAAP measures.

Conference Call Information

SonoSite will hold a conference call on February 11 at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning February 11, 2010, 5:30 pm PT and will be available until February 25, 2010, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 7406921 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of CardioDynamics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, spending patterns in the hospital market, healthcare reform,  prolonged adverse conditions in the U.S. or world economies or SonoSite’s industry and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008 As Adjusted	2009	2008 As Adjusted

Revenue	$69,728	$70,162	$227,389	$243,524
Cost of revenue	21,433	22,753	69,466	73,715
Gross margin	48,295	47,409	157,923	169,809
Gross margin percentage	69.3%	67.6%	69.5%	69.7%

Operating expenses:
Research and development	7,468	8,124	29,037	28,698
Sales, general and administrative	33,979	34,610	115,206	118,679
Total operating expenses	41,447	42,734	144,243	147,377

Operating income*	6,848	4,675	13,680	22,432

Other (loss) income, net **	(2,695)	5,500	(8,181)	(3,091)

Income before income taxes	4,153	10,175	5,499	19,341

Income tax provision	1,967	4,206	2,265	8,120
				.
Net income	$2,186	$5,969	$3,234	$11,221

Net income per share:
Basic	$0.13	$0.35	$0.19	$0.66
Diluted	$0.12	$0.34	$0.18	$0.64

Weighted average common and potential common shares outstanding:
Basic	17,346	17,028	17,239	16,892
Diluted	17,832	17,511	17,698	17,486

Reconciliation of Non-GAAP net income:

Income before income taxes	$4,153	$10,175	$5,499	$19,341

Adjustments to income before income taxes for:
Patent royalty revenue	(652)	-	(652)	-
Acquistion of CardioDynamics:
Acquisition costs, net of bargain purchase (gain)	(79)	-	389	-
Integration costs	1,591	-	4,301	-
Amortization of intangible assets	892		1,252
Operating loss	885	-	1,001	-
Loss (gain) on repurchase of convertible debt, net	239	(8,246)	(1,100)	(8,246)

Non-GAAP income before income taxes	$7,029	$1,929	$10,690	$11,095

Non-GAAP income tax provision	3,329	797	4,403	4,658

Non-GAAP net income	$3,700	$1,131	$6,287	$6,437

Non-GAAP net income per share:
Basic	$0.21	$0.07	$0.36	$0.38
Diluted	$0.21	$0.06	$0.36	$0.37

Weighted average common and potential common shares outstanding:
Basic	17,346	17,028	17,239	16,892
Diluted	17,832	17,511	17,698	17,486

* includes acquisition and integration related charges of $3.3 million in the fourth quarter and $8.0 million for the year ended 2009 reduced by a bargain purchase gain of $1.1 million in the year to date.

** includes (gain) loss on repurchase of convertible debt, net of deferred financing costs

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
		December 31,
	December 31, 2009	2008 As Adjusted

Cash and cash equivalents	$183,065	$209,258
Short-term investment securities	74,682	69,882
Accounts receivable, net	71,347	66,094
Inventories	29,554	29,115
Deferred income taxes, current	7,861	13,372
Prepaid expenses and other current assets	11,019	6,623
Total current assets	377,528	394,344

Property and equipment, net	9,160	8,955
Investment securities	-	578
Deferred income taxes, net	775	793
Intangible assets, net	27,920	16,829
Other assets	4,425	5,383
Total assets	419,808	$426,882

Accounts payable	$6,175	$6,189
Accrued expenses	25,605	31,921
Deferred revenue, current portion	5,504	2,755
Total current liabilities	37,284	40,865

Long-term debt, net	92,905	111,336
Deferred income taxes, net	2,722	9,871
Deferred revenue	18,081	1,367
Other non-current liabilities	13,670	12,383
Total liabilities	164,662	175,822

Shareholders' equity:
Common stock and additional paid-in capital	291,514	285,928
Accumulated deficit	(32,802)	(36,036)
Accumulated other comprehensive income	(3,566)	1,168
Total shareholders' equity	255,146	251,060
Total liabilities and shareholders' equity	$419,808	$426,882

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Twelve Months Ended
	December 31,
	2009	2008 As Adjusted
Operating activities:
Net income	$3,234	$ 11,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,352	4,125
Stock-based compensation	6,632	8,709
Amortization of debt discount and debt issuance costs	5,015	8,305
Deferred income tax provision	303	3,552
Gain on convertible debt repurchase	(1,100)	(8,246)
Gain on purchase of CardioDynamics	(1,099)	-
Other adjustments	586	(170)
Changes in working capital	5,434	1,675
Net cash provided by operating activities	24,357	29,171

Investing activities:
Investment securities, net	(3,824)	50,390
Purchases of property and equipment	(2,586)	(2,841)
Acquisition of CardioDynamics	(8,185)	-
Earn-out consideration associated with SonoMetric acquisition	(387)	(921)
Net cash (used in) provided by investing activities	(14,982)	46,628

Financing activities:
Excess tax benefit from exercise of stock-based compensation	144	1,025
Shares retired for taxes	(1,342)	-
Retirement of convertible debt and related hedge transactions	(30,360)	(61,923)
Proceeds from exercise of stock options & employee stock purchase plan	1,769	4,551
Net cash used in financing activities	(29,789)	(56,347)

Effect of exchange rate changes on cash and cash equivalents	(5,779)	1,105

Net change in cash and cash equivalents	(26,193)	20,557
Cash and cash equivalents at beginning of period	209,258	188,701
Cash and cash equivalents at end of period	$183,065	$ 209,258